FOR IMMEDIATE RELEASE
HC2 Holdings Reports First Quarter 2021 Results
- Portfolio Coalesces Around Infrastructure, Life Sciences and Spectrum -
- Pending Banker Steel Acquisition Adds to DBM Global's Infrastructure Opportunity -
- Pending Insurance Disposition Sharpens Focus and Adds $65 Million to Balance Sheet -
- Successful Debt Refinancing in February Significantly Enhances Capital Structure -

New York, May 7, 2021 - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the first quarter ended March 31, 2021.

Financial Summary

(in millions, except per share amounts)	Three Months Ended March 31,
	2021	2020	Increase / (Decrease)
Revenue	$171.8	$186.6	(7.9)%
Net income (loss) attributable to common stock and participating preferred stockholders	$12.2	$(83.5)	114.6%
Income (loss) per share - Net income (loss) attributable to common stock and participating preferred stockholders	$0.15	$(1.82)	108.2%
Total Adjusted EBITDA	$1.0	$(2.9)	134.5%

(1) Reconciliation of GAAP to Non-GAAP measures follows.
(2) Note that Total Adjusted EBITDA excludes results for discontinued operations.

Commentary
"The new HC2 is coming increasingly into focus,” stated Wayne Barr, Jr., Chief Executive Officer of HC2. “With the completed sale of the Clean Energy segment and pending sale of the Insurance segment, we are coalescing around three key strategic assets: Infrastructure, Life Sciences and Spectrum. And with the successful debt refinancing completed in February, we are on a stronger financial footing that provides us the flexibility and runway we need to execute our strategic plan and drive meaningful growth and value creation in the years ahead."

Barr added, "In the first quarter, we took significant steps forward in each of our three businesses. In Infrastructure, DBM is rebuilding its backlog and pipeline while working to complete the acquisition of Banker Steel, which is expected to substantially increase its revenue and Adjusted EBITDA. In Life Sciences, R2 officially launched Glacial Rx commercially in the U.S. and is now a revenue generating contributor within the Pansend portfolio. In Spectrum, we posted our second consecutive quarter of positive Adjusted EBITDA, completed the relocation of our media gateway from Little Rock to a Tier 3 data center in Miami, and we are airing 80 content networks on our platform as well as laying the ground work for the construction of 17 new stations. Our stronger businesses, combined with a newly enhanced capital structure, positions HC2 for a solid year financially in 2021."

First Quarter 2021 Highlights
•HC2 completed the sale of its majority-owned Clean Energy subsidiary Beyond6, Inc. to Mercuria Investments US, Inc. for approximately $169 million. HC2, which owned 61% of Beyond6 on a fully diluted basis, received $70 million in net proceeds. The Clean Energy segment's operating results are presented as discontinued operations in the attached tables and are excluded from the discussion of the Company's results from continuing operations for the comparable periods.
•HC2 completed a $330.0 million offering of 8.5% senior secured notes due 2026, the proceeds of which were used to retire the existing 11.5% senior secured notes due 2021 and to repay the outstanding indebtedness under the Company's revolving credit facility. As part of the refinancing of the senior secured notes, HC2 entered into exchange agreements with certain holders of $51.8 million of the outstanding 7.5% convertible senior notes, extending the maturity date to August 1, 2026.
•HC2 amended its revolving credit facility, extending the maturity from September 2021 to February 2024, increasing the maximum credit commitment from $15 million to $20 million, lowering the current borrowing rate under the agreement by 100 basis points, and updating certain affirmative and negative covenants. The Company applied part of the proceeds of the Beyond6 sale to repay all outstanding indebtedness under the credit facility.
•HC2 signed a definitive agreement to sell its Insurance segment to Continental General Holdings LLC, an affiliate of Michael Gorzynski, a director of the Company and beneficial owner of approximately 6.6% of the Company's outstanding stock. The transaction is valued at approximately $90 million, inclusive of $65 million in cash plus securities, including certain HC2 affiliate securities held directly by the Insurance segment and is in the regulatory review process. The disposition of the Insurance business is expected to further sharpen HC2's strategic focus and strengthen the balance sheet. The Insurance segment's operating results are presented as discontinued operations in the attached tables and are excluded from the discussion of the Company's results from continuing operations for the comparable periods.
•DBM Global ("DBM") reached an agreement to acquire a 100% interest in Banker Steel Holdco LLC ("Banker Steel") for $145 million. Banker Steel provides fabricated structural steel and erection services primarily for the East Coast and Southeast commercial and industrial construction market. The transaction, which is subject to a financing contingency and expected to close in the second quarter of 2021, expands DBM's geographic footprint and is expected to substantially increase its revenue and Adjusted EBITDA.

First Quarter Financial Highlights
•Revenue: For the first quarter of 2021, HC2 consolidated revenue from continuing operations was $171.8 million, a decrease of 7.9% compared to $186.6 million for the prior year quarter. The decrease in revenue was driven by our Infrastructure segment, which had lower revenues from our structural steel fabrication and erection business, due to the timing of project work under execution and changes in backlog mix, as well as a decrease in power and industrial maintenance and repair work performed.

REVENUE by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2021	2020	Increase / (Decrease)
Infrastructure	$161.3	$176.5	$(15.2)
Spectrum	10.5	10.1	0.4
Consolidated HC2	$171.8	$186.6	$(14.8)

•Net Income (Loss): For the first quarter of 2021, HC2 reported a Net Income attributable to common stock and participating preferred stockholders of $12.2 million, or $0.15 per fully diluted share, compared to a Net Loss of $83.5 million, or $1.82 per fully diluted share, for the prior year quarter. The year-over-year change was primarily driven by Income (Loss) From Discontinued Operations, which in the current period includes a gain of $39.2 million from the sale of Beyond 6, as compared the prior year quarter, which included a loss of $39.3 million from the sale of Global Marine System Limited.

NET INCOME (LOSS) by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2021	2020	Increase / (Decrease)
Infrastructure	$—	$(0.1)	$0.1
Life Sciences	(4.2)	(3.2)	(1.0)
Spectrum	(4.4)	(5.5)	1.1
Non-operating Corporate	(30.8)	(25.8)	(5.0)
Other and Eliminations	0.1	22.6	(22.5)
Net loss attributable to HC2 Holdings, Inc., excluding discontinued operations	$(39.3)	$(12.0)	$(27.3)
Income (loss) from discontinued operations	51.9	(71.1)	123.0
Net income (loss) attributable to HC2 Holdings, Inc.	$12.6	$(83.1)	95.7
Less: Preferred dividends and deemed dividends from conversions	0.4	0.4	—
Net income (loss) attributable to common stock and participating preferred stockholders	$12.2	$(83.5)	$95.7

•Adjusted EBITDA: For the first quarter of 2021, Total Adjusted EBITDA, which excludes discontinued operations, totaled $1.0 million, compared to an Adjusted EBITDA loss of $2.9 million for the prior year quarter. The increase in Adjusted EBITDA was primarily attributable to increased contribution from the Infrastructure and Spectrum segments, and reduced Non-operating Corporate costs. This improvement was partially offset by increased spending in the current period by the Life Sciences segment to support R2 Technologies in its commercialization efforts for Glacial Rx and Glacial Spa, and to further develop its product platform.

ADJUSTED EBITDA by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2021	2020	Increase / (Decrease)
Infrastructure	$11.3	$9.0	$2.3
Life Sciences	(6.2)	(4.2)	(2.0)
Spectrum	0.8	(1.0)	1.8
Non-operating Corporate	(4.0)	(5.0)	1.0
Other and Eliminations	(0.9)	(1.7)	0.8
Total Adjusted EBITDA	$1.0	$(2.9)	$3.9

•Balance Sheet: As of March 31, 2021, HC2 had cash and cash equivalents (excluding discontinued operations) of $54.2 million compared to $43.8 million as of December 31, 2020. On a stand-alone basis, as of March 31, 2021, the Corporate segment had cash and cash equivalents of $36.4 million compared to $27.5 million at December 31, 2020.

First Quarter 2021 Segment Highlights
•Infrastructure
–DBM Global continued to be impacted by the timing and mix of project backlog, as well as from the COVID-19 pandemic, which has resulted in declines in power and industrial maintenance and repair work performed. The business is seeing signs of new projects being released and expects to benefit over the coming years from the expected passage of a federal infrastructure spending bill. The pending acquisition of Banker Steel is expected to bolster its ability to participate in infrastructure capital projects as well as continuing growth in commercial and industrial construction markets.

–For the first quarter of 2021, DBM reported revenue of $161.3 million, a decrease of 8.6% compared to $176.5 million in the prior year quarter. Net Income was zero, compared to Net Loss of $0.1 million for the prior year quarter. Adjusted EBITDA increased to $11.3 million from $9.0 million in the prior year quarter.

–DBM's total backlog increased to $522.7 million as of March 31, 2021, up from $394.5 million as of December 31, 2020. Taking into consideration awarded, but not yet signed contracts, backlog would have been approximately $768 million at the end of the first quarter of 2021, compared to $608 million at the end of the fourth quarter of 2020.

•Life Sciences
–Through Pansend Life Sciences, HC2 is strategically focused on the development of innovative technologies and products in the healthcare industry and is currently invested in four companies. The investments with the greatest potential for value creation in the near-term are R2 Technologies ("R2") (aesthetic dermatology) and MediBeacon (kidney monitoring).

–In April, R2 officially launched commercial shipments to U.S. aesthetic providers for Glacial RxTM, its FDA-cleared device utilizing patented CryoAesthetic technology. The Glacial Rx System is an FDA Class II Device administered by trained healthcare professionals.

•Spectrum
–HC2 Broadcasting is executing against its strategy to deliver high-quality content to a growing base of over-the-air ("OTA") TV households through a carrier-class, nationwide broadcast TV distribution platform. The Spectrum segment is focused on generating growth in commercial carriage through both lease and revenue share arrangements with digital content providers, while continuing to improve its operations, and will be selectively adding 17 new stations to its already industry-leading 228 broadcast stations.

–For the first quarter of 2021, HC2 Broadcasting reported revenue of $10.5 million, an increase of 4.0% compared to $10.1 million in the prior year quarter. The improvement was driven by an increase in Station Group revenue attributable to the greater number of OTA stations in operation, partially offset by lower Network revenue driven by unrepeated political campaign expenditures and U.S. census advertising campaigns in the comparable period.

–For the first quarter of 2021, HC2 Broadcasting reported Net Loss of $4.4 million compared to $5.5 million in the prior year quarter. Adjusted EBITDA was $0.8 million, compared to an Adjusted EBITDA loss of $1.0 million in the prior year quarter. HC2 Broadcasting's results for the quarter reflect significant efforts to improve operations which led to the second consecutive quarter of positive Adjusted EBITDA.

–As of March 31, 2021, HC2 Broadcasting operates 228 stations, of which 207 are currently connected to the Company’s CentralCast system, which was relocated to Miami this quarter. The total HC2 Broadcasting footprint includes operating stations in 94 markets in the U.S. and Puerto Rico, including 34 of the top 35 DMAs.

Conference Call
HC2 will host a live conference call to discuss its first quarter 2021 financial results and operations today at 8:30 a.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the HC2 website at ir.hc2.com, to accompany the conference call. Dial-in instructions for the conference call and the replay follows.
•Live Webcast and Call. A live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 website at ir.hc2.com.
–Dial-in: 1-877-705-6003 (Domestic Toll Free) / 1-201-493-6725 (Toll/International)
–Participant Entry Number: 13719067
•Conference Replay*
–Dial-in: 1-844-512-2921 (Domestic Toll Free) / 1-412-317-6671 (Toll/International)
–Conference Number: 13719067
*Available approximately two hours after the end of the conference call through May 21, 2021.

About HC2
HC2 Holdings, Inc. (NYSE: HCHC) has a class-leading portfolio of assets in Infrastructure, Life Sciences and Spectrum. HC2 is headquartered in New York, NY, and through its subsidiaries employs approximately 2,800 people.

Contacts

Investor Contact:
FNK IR
Matt Chesler, CFA
ir@hc2.com
(212) 235-2691

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Non-GAAP Financial Measures
In this press release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Total Adjusted EBITDA (excluding discontinued operations) and Adjusted EBITDA for its operating segments.
Adjusted EBITDA
Management believes that Adjusted EBITDA provides investors with meaningful information for gaining an understanding of our results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation, amortization and the other items listed in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our U.S. GAAP financial results. Using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other U.S. GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss) or other U.S. GAAP financial measures as a measure of our operating performance. Adjusted EBITDA excludes the results of operations and any consolidating eliminations of our Insurance segment.

The calculation of Adjusted EBITDA, as defined by us, consists of Net income (loss) as adjusted for discontinued operations; depreciation and amortization; Other operating (income) expense, which is inclusive of (gain) loss on sale or disposal of assets, lease termination costs, asset impairment expense and FCC reimbursements; interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; noncontrolling interest; bonus to be settled in equity; share-based compensation expense; non-recurring items; costs associated with the COVID-19 pandemic, and acquisition and disposition costs.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, "forward-looking statements." Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are based on current expectations and inherently involve certain risks, assumptions and uncertainties. The forward-looking statements in this presentation include, without limitation, any statements regarding our expectations regarding entering definitive agreements in respect of and consummating potential divestitures of any of our subsidiaries, our ability to successfully consummate previously announced acquisitions, HC2’s inability to predict the extent to which the COVID-19 pandemic and related impacts will continue to adversely impact HC2’s business operations, financial performance, results of operations, financial position, the prices of HC2’s securities and the achievement of HC2’s strategic objectives, and changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates, the value of securities and other financial assets, and the impact of such changes and volatility on HC2’s financial position. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies.

The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance, results or the creation of stockholder value and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, including those that may be identified in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. Such important factors include, without limitation: the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on HC2’s operations and personnel, and on commercial activity and demand across our businesses, capital market conditions, including the ability of HC2 and HC2’s subsidiaries to raise capital; the ability of HC2’s subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2.
Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this presentation.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$171.8	$186.6
Cost of revenue	141.3	156.8
Gross Profit	30.5	29.8
Operating expenses:
Selling, general and administrative	37.1	38.9
Depreciation and amortization	3.9	4.3
Other operating loss	0.4	0.2
Loss from operations	(10.9)	(13.6)
Other (expense) income:
Interest expense	(21.4)	(19.2)
Loss on early extinguishment or restructuring of debt	(10.8)	(5.8)
Loss from equity investees	(2.1)	(2.5)
Other income	3.4	1.5
Loss from continuing operations before income taxes	(41.8)	(39.6)
Income tax (expense) benefit	(1.1)	9.7
Loss from continuing operations	(42.9)	(29.9)
Income (loss) from discontinued operations (including gain on disposal of $40.4 million and loss on disposal of $39.3 million for the three months ended March 31, 2021 and 2020, respectively)	51.9	(71.1)
Net income (loss)	9.0	(101.0)
Net income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	3.6	17.9
Net income (loss) attributable to HC2 Holdings, Inc.	12.6	(83.1)
Less: Preferred dividends and deemed dividends from conversions	0.4	0.4
Net income (loss) attributable to common stock and participating preferred stockholders	$12.2	$(83.5)

Loss per common share - continuing operations
Basic	$(0.51)	$(0.60)
Diluted	$(0.51)	$(0.60)

Income (loss) per common share - discontinued operations
Basic	$0.66	$(1.22)
Diluted	$0.66	$(1.22)

Income (loss) per share - Net income (loss) attributable to common stock and participating preferred stockholders
Basic	$0.15	$(1.82)
Diluted	$0.15	$(1.82)

Weighted average common shares outstanding:
Basic	76.9	45.9
Diluted	76.9	45.9

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions, except share amounts)
(Unaudited)

	March 31, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$54.2	$43.8
Accounts receivable, net	186.4	184.7
Costs and recognized earnings in excess of billings on uncompleted contracts	65.7	55.6
Assets held for sale	5,592.8	5,942.1
Other current assets	21.3	20.1
Total current assets	5,920.4	6,246.3
Investments	52.7	55.4
Deferred tax asset	2.7	3.0
Property, plant and equipment, net	110.7	112.8
Goodwill	110.9	111.0
Intangibles, net	167.1	172.1
Other assets	41.5	42.2
Total assets	$6,406.0	$6,742.8

Liabilities, temporary equity and stockholders’ equity
Current liabilities
Accounts payable	$70.2	$69.7
Accrued liabilities	78.6	77.1
Current portion of debt obligations	82.8	433.6
Billings in excess of costs and recognized earnings on uncompleted contracts	58.5	52.2
Liabilities held for sale	5,166.0	5,306.7
Other current liabilities	14.2	12.9
Total current liabilities	5,470.3	5,952.2
Deferred tax liability	6.9	7.0
Debt obligations	463.3	127.9
Other liabilities	34.0	39.8
Total liabilities	5,974.5	6,126.9
Commitments and contingencies
Temporary equity
Preferred stock	10.4	10.4
Redeemable noncontrolling interest	7.6	5.3
Total temporary equity	18.0	15.7
Stockholders’ equity
Common stock, $0.001 par value	0.1	0.1
Shares authorized: 160,000,000 at March 31, 2021 and December 31, 2020, respectively
Shares issued: 78,949,329 and 77,836,586 at March 31, 2021 and December 31, 2020, respectively
Shares outstanding: 77,564,273 and 76,726,835 at March 31, 2021 and December 31, 2020, respectively
Additional paid-in capital	355.7	355.7
Treasury stock, at cost: 1,385,056 and 1,109,751 shares at March 31, 2021 and December 31, 2020, respectively	(5.2)	(4.2)
Accumulated deficit	(176.1)	(188.7)
Accumulated other comprehensive income	215.1	396.9
Total HC2 Holdings, Inc. stockholders’ equity	389.6	559.8
Noncontrolling interest	23.9	40.4
Total stockholders’ equity	413.5	600.2
Total liabilities, temporary equity and stockholders’ equity	$6,406.0	$6,742.8

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)

(in millions)	Three months ended March 31, 2021
	Infrastructure	Life Sciences	Spectrum	Non-operating Corporate	Other and Eliminations	HC2
Net Income (loss) attributable to HC2 Holdings, Inc.						$12.6
Less: Discontinued operations						51.9
Net Income (loss) attributable to HC2 Holdings, Inc., excluding discontinued operations	$—	$(4.2)	$(4.4)	$(30.8)	$0.1	$(39.3)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	2.4	—	1.5	—	—	3.9
Depreciation and amortization (included in cost of revenue)	2.3	—	—	—	—	2.3
Other operating (income) expenses	—	—	0.4	—	—	0.4
Interest expense	1.9	—	2.3	17.2	—	21.4
Other (income) expense, net	0.2	—	0.4	(4.0)	—	(3.4)
Loss on early extinguishment or restructuring of debt	—	—	0.9	9.9	—	10.8
Income tax (benefit) expense	—	—	—	1.1	—	1.1
Noncontrolling interest	—	(2.1)	(0.5)	—	(1.1)	(3.7)
Share-based compensation expense	—	0.1	0.1	0.4	—	0.6
Nonrecurring Items	0.2	—	—	0.5	—	0.7
COVID-19 Costs	3.9	—	—	—	—	3.9
Acquisition and disposition costs	0.4	—	0.1	1.7	0.1	2.3
Adjusted EBITDA	$11.3	$(6.2)	$0.8	$(4.0)	$(0.9)	$1.0

(in millions)	Three months ended March 31, 2020
	Infrastructure	Life Sciences	Spectrum	Non-operating Corporate	Other and Eliminations	HC2
Net Income (loss) attributable to HC2 Holdings, Inc.						$(83.1)
Less: Discontinued operations						(71.1)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding discontinued operations	$(0.1)	$(3.2)	$(5.5)	$(25.8)	$22.6	$(12.0)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	2.6	—	1.7	—	—	4.3
Depreciation and amortization (included in cost of revenue)	2.3	—	—	—	—	2.3
Other operating (income) expenses	0.2	—	—	—	—	0.2
Interest expense	2.2	—	3.2	13.8	—	19.2
Loss on early extinguishment or restructuring of debt	—	—	—	5.8	—	5.8
Other (income) expense, net	0.2	—	0.6	(2.4)	—	(1.6)
Income tax (benefit) expense	0.2	—	—	(0.4)	(9.5)	(9.7)
Noncontrolling interest	—	(1.0)	(1.1)	—	(15.7)	(17.8)
Share-based compensation expense	—	—	0.1	1.4	—	1.5
Nonrecurring Items	0.9	—	—	1.4	—	2.3
COVID-19 Costs	0.4	—	—	—	—	0.4
Acquisition and disposition costs	0.1	—	—	1.2	0.9	2.2
Adjusted EBITDA	$9.0	$(4.2)	$(1.0)	$(5.0)	$(1.7)	$(2.9)